Exhibit 99.1

Nightfood Reports Fiscal Year 2021 Results

Management Believes Company is Well-Positioned to Lead High-Opportunity Consumer Category

TARRYTOWN, NY, October 14, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the better-for-you snack company addressing America’s $50 Billion nighttime snacking problem, yesterday announced its’ financial results for the Fiscal Year ended June 30, 2021.

The Company reported recent business highlights, including:

●	Increased net revenue over 190% from previous year. The Company’s net revenue for the fiscal year ended June 30, 2021 was $701,246, exceeding previous estimates, compared to $241,673 for the fiscal year ended June 30, 2020.

●	National hotel rollout. Nightfood recently announced the completion of a successful retail pilot test of Nightfood ice cream in lobby shop freezers with a leading global hotel chain. The chain reported robust sales during the test period. Rollout logistics and timeline are now being finalized by the hotel chain, and chainwide distribution of Nightfood is expected to begin in the current quarter or in the first quarter of calendar year 2022. Nightfood has engaged iDEAL Hospitality Partners Group to accelerate and support the introduction of Nightfood’s sleep-friendly snacks into additional hotel chains.

●	Doubled retail points of distribution. In April, Nightfood announced the brand had added distribution in over one dozen Walmart regions, more than doubling the brand’s retail footprint to over 1,500 supermarkets. In addition to those Walmart stores, Nightfood is available in Jewel-Osco, Shaw’s and Star Market (both divisions of Albertson’s), Central Market (a division of H-E-B), Rouses Markets, Lowes Foods, Market of Choice, Metropolitan Market and other independent chains and retailers.

●	Expanded Board of Directors. Nightfood appointed venture capitalist Nisa Amoils, Dr. Thanuja Hamilton, a nationally recognized physician and authority in sleep medicine, and consumer goods visionary Tom Morse, co-founder of 5-Hour Energy to the Board of Directors. In addition, Nightfood also retained ice cream industry veteran and CPA Jerry Isaacson significantly strengthening the Company’s expertise in ice cream logistics, manufacturing, and procurement.

●	Strengthened balance sheet. The Company successfully completed a financing/refinancing round totaling $5,000,000. Funds were used to eliminate all company debt, greatly reduce payables, and support 2021 growth initiatives.

Management Commentary

“I’m proud to share what we’ve accomplished during this transformational year,” commented Nightfood CEO Sean Folkson. “We view the growth in store count, gross sales and net revenue simply as preliminary validators of the importance of nighttime nutrition, which we believe is the next great consumer health category.”

“Nighttime snacking is not going away, it’s hard-wired. The understanding of the bi-directional link between nutrition and sleep quality is growing, and we believe there is increasing interest from both the general public, and some of the largest food and beverage companies in the world. As the category pioneer, our goal is to remain the category leader as it evolves and matures. We believe we’re powerfully positioned to do exactly that and we hope to capture a meaningful portion of the $50 billion spent annually on snacks consumed between dinner and bed.”

“We’re excited about the success of our hotel pilot test, and the enthusiastic response we’re receiving in discussions with additional hotel chains. We believe the hotel vertical can serve as a unique and powerful competitive advantage for the Nightfood brand. We envision leveraging Nightfood distribution in thousands of hotel lobbies to introduce and validate the category of sleep-friendly snacks to consumers, expand from ice cream into additional snack formats, and solidify our valuable position as the pioneer and leader in the billion-dollar snack category we’re projecting.”

Financial Results

Fiscal Year Financial Highlights (twelve months ended June 30, 2021):

●	Gross sales increased 27% from $878,849 in the year ended June 30, 2020 to $1,117,847 in the year ended June 30, 2021. This was the first year the Company surpassed $1 million in gross sales.

●	Net revenue increased 190% from $241,673 in the year ended June 30, 2020 to $701,246 in the year ended June 30, 2021.

●	Loss from operations decreased 8% from $2,723,875 in the year ended June 30, 2020 to $2,509,629 in the year ended June 30, 2021.

●	Total liabilities decreased by 91% from $5,413,472 in the year ended June 30, 2020 to $462,703 in the year ended June 30, 2021.

●	Total assets increased by 69% from $932,325 in the year ended June 30, 2020 to $1,572,704 in the year ended June 30, 2021.

●	Total stockholders’ equity increased from a deficit of $4,481,147 as of June 30, 2020 to $1,110,001 in positive stockholder equity as of June 30, 2021.

About Nightfood: Pioneering the Night Snack Category

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Albertson’s, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains "forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell

Notably

media@Nightfood.com

215-760-7547

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

Nightfood Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2021	2020

ASSETS

Current assets:
Cash	$1,041,899	$197,622
Accounts receivable (net of allowance of $0 and $0, respectively)	109,589	61,013
Inventories (net of allowance of $24,403 and $0, respectively)	387,736	275,605
Other current assets	33,480	398,085
Total current assets	1,572,704	932,325

Total assets	$1,572,704	$932,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$459,703	$1,286,149
Accrued expense-related party	3,000	9,974
Accrued interest	-	192,625
Convertible notes payable-net of debt discounts and unamortized beneficial conversion feature	-	2,330,189
Fair value of derivative liabilities	-	1,590,638
Short-term borrowings- line of credit	-	3,897
Total current liabilities	462,703	5,413,472

Total liabilities	462,703	5,413,472

Commitments and contingencies	-

Stockholders’ equity (deficit):
Series A Stock, ($0.001 par value, 1,000,000 shares authorized, and 1,000 issued and outstanding as of June 30, 2021 and 2020, respectively)	1	1
Series B Stock, ($0.001 par value, 5,000 shares authorized, and 4,665 and 0 issued and outstanding as of June 30, 2021 and 2020, respectively)	5	0

Common stock, ($0.001 par value, 200,000,000 shares authorized, and 80,707,467 issued and outstanding as of June 30, 2021 and 61,796,680 issued and outstanding as of June 30, 2020, respectively)	80,707	61,797
Additional paid in capital	26,226,159	13,088,177
Accumulated deficit	(25,196,871)	(17,631,122)
Total stockholders’ equity (deficit)	1,110,001	(4,481,147)
Total liabilities and stockholders’ equity (deficit)	$1,572,704	$932,325

Nightfood Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Year	Year
	Ended	Ended
	June 30, 2021	June 30, 2020

Revenues, net of slotting and promotion	$701,246	$241,673

Operating expenses
Cost of product sold	721,777	472,131
Amortization of intangible assets	-	500,000
Impairment of intangible assets	-	500,000
Advertising and promotional	588,172	403,639
Selling, general and administrative	479,881	406,072
Professional fees	1,421,045	683,706
Total operating expenses	3,210,875	2,965,548

Loss from operations	(2,509,629)	(2,723,875)

Other (income) and expenses
(Gain) on accounts payable settlement	(715,075)	-
Interest expense – bank debt	1,012	463
Interest expense – shareholder	177,693	281,387
Interest expense – other	102,800	159,572
Loss (Gain) on debt extinguishment upon note conversion, net	2,100,405	395,781
(Gain) on debt extinguishment upon refinancing	(658,080)	-
Change in fair value of derivative liability	(853,329)	(858,774)
Amortization of Beneficial Conversion Feature	814,769	1,709,759
Total other (income) and expenses	970,195	1,688,188

Provision for income tax	-	-

Net loss	$(3,479,824)	$(4,412,063)

Deemed dividend on Series B Stock	4,085,925	-
Net loss attributable to common stockholders	$(7,565,749)	$(4,412,063)

Basic and diluted net loss per common share	$(0.11)	$(0.08)

Weighted average shares of capital outstanding – basic and diluted	71,090,407	57,443,347

5